Exhibit 3.1

CHIMERA INVESTMENT CORPoration
ARTICLES OF AMENDMENT

Chimera Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”), is hereby amended to provide that, immediately upon the Effective Time (as defined below), every three shares of common stock, $0.01 par value per share, of the Corporation (the “Common Stock”) which were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.03 par value per share, of the Corporation. Upon the Effective Time, no fractional shares of Common Stock of the Corporation shall be or remain issued, and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product obtained by multiplying (a) the fraction of a share by (b) the product obtained by multiplying (i) the closing price of the Common Stock as reported by the New York Stock Exchange on the date of the Effective Time (prior to giving effect to the foregoing combination) by (ii) three.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m., Eastern Time, on May 21, 2024 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Corporate Secretary on this 20th day of May, 2024.

ATTEST:		CHIMERA INVESTMENT CORPORATION

By:	/s/ Miyun Sung	By:	/s/ Phillip J. Kardis II
Name:	Miyun Sung	Name:	Phillip J. Kardis II
Title:	Corporate Secretary	Title:	President and Chief Executive Officer